Exhibit 99.1 Press Release
Disposal of Subsidiary

Hong Kong, CHINA - April 30, 2010 - China Digital Ventures Corporation (Symbol: CDVV) ("CDV" or the "Company") wishes to announce that CDV has disposed and sold its investment of 19,200,000 shares in China Integrated Media Corporation Limited ("CIMC") to Tidewell Limited ("Tidewell") for a consideration of USD50,000 which resulted in a profit of USD10,000.

Tidewell is a company owned as to 51% by Mr. Bing HE, our director, and 49% by a company owned by Mr. Con Unerkov, our President. Both Messer Bing He and Con Unerkov have declared their interests in Tidewell to the Company, and had therefore abstained their voting rights in this matter. Thus in accordance to the terms of the SP Agreement, the Company has received approval from 51% of the non-interested shareholders to authorize the Company to enter into the SP Agreement.

By selling this subsidiary, the Company will use the proceeds to pay its long outstadning liabilities.
After the disposal of the investment, the Company will be in the business of providing telecom services through a third party platform in Hong Kong.
Disclaimer:

A number of statements contained in this Report are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain written statements in this press release constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," "we intend," or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include demand for our services, product development, our ability to maintain acceptable margins and control costs, the impact of federal, state and local regulatory requirements on our business, the impact of competition and the uncertainty of economic conditions in general, including the timely development and market acceptance of products, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and we undertake no obligation to publicly update these statements based on events that may occur after the date of this document.

Contact:	China Digtial Ventures Corporation A Nevada company ir@cdvv.net